Exhibit 2.4

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of June 29, 2023, is entered into by and among Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (“Vahanna”), Vahanna Merger Sub Corp., a Delaware corporation and a wholly-owned Subsidiary of Vahanna (“Merger Sub”), and Roadzen, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

R E C I T A L S :

WHEREAS, Vahanna, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of February 10, 2023 (the “Merger Agreement”);

WHEREAS, Section 2.2(b)(v) of the Merger Agreement provides, among other things, that the Parties shall reserve a number of Vahanna Common Shares for issuance under the New Incentive Plan based on the number of Vahanna Common Shares outstanding immediately following the Closing;

WHEREAS, Vahanna and the Company desire to adjust the terms of the Merger Agreement insofar as they relate to the New Incentive Plan;

WHEREAS, Section 8.3 of the Merger Agreement provides that, prior to the Closing, the Merger Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Vahanna and the Company; and

WHEREAS, Vahanna and the Company desire to amend the Merger Agreement pursuant to Section 8.3 thereof in the manner set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Amendment to Section 2.2(b)(v). Section 2.2(b)(v) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(v) New Incentive Plan. The Parties shall reserve certain shares of Vahanna Common Shares for issuance under an incentive plan (the “New Incentive Plan”), which shall consist of two components: (x) a long-term incentive plan, pursuant to which Vahanna may grant cash and equity incentive awards and compensation to officers, directors, employees and other eligible service providers (the “LTIP”), and (y) an employee stock purchase plan (the “ESPP”), in each case in substantially the forms set forth in Exhibit G and Exhibit H, respectively, annexed hereto, which the board of directors of Vahanna shall adopt prior to the Vahanna Shareholder Meeting and recommend to the Vahanna Shareholders that the same be authorized and approved at the Vahanna Shareholder Meeting. As soon as practicable following the expiration of the sixty (60) day period following the date Vahanna has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Vahanna shall file an effective registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to (A) the Vahanna Common Shares underlying the Vahanna Converted RSUs, (B) the Vahanna Common Shares underlying the LTIP, and (C) the Vahanna Common Shares underlying the ESPP and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements

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(and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Vahanna Converted RSUs, the LTIP and the ESPP remain outstanding.

2. Ratification of Agreement and Plan of Merger; References. Except as expressly and specifically set forth herein, the Merger Agreement, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms and nothing contained herein or in any other communication prior to the execution and delivery hereof shall be construed as a waiver by, or consent from, any Party of any condition, any covenant or other provision of the Merger Agreement. No reference to this Amendment need be made in any instrument or document making reference to the Agreement, and any reference to the Agreement in any such instrument or document shall be deemed to refer to the Agreement as amended by this Amendment.

3. Governing Law; Jurisdiction; Waiver of Trial by Jury. The provisions of Sections 8.5 (Governing Law), 8.15 (Waiver of Jury Trial) and 8.16 (Jurisdiction) of the Merger Agreement are hereby incorporated by reference as if set forth in full herein and shall apply hereto mutatis mutandis.

4. Headings. The headings to the sections and exhibits contained in this Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6. Entire Agreement. This Amendment and the Merger Agreement (together with the Ancillary Documents, as applicable) constitute the entire agreement among the Parties with respect to the subject matter covered in this Amendment and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

VAHANNA TECH EDGE ACQUISITION I CORP.

By:	/s/ Karan Puri
Name: Karan Puri
Title: Chief Executive Officer

VAHANNA MERGER SUB CORP.

By:	/s/ Karan Puri
Name: Karan Puri
Title: Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

ROADZEN, INC.

By:	/s/ Rohan Malhotra
Name: Rohan Malhotra
Title: Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT G

LTIP

(See attached)

[EXHIBIT G]

EXHIBIT H

ESPP

(See attached)

[EXHIBIT H]